Exhibit 5.1

August 25, 2014

Board of Directors
Eagle Financial Services, Inc.
2 East Main Street
Berryville, Virginia 22611

Ladies and Gentlemen:

This letter is delivered to you in connection with the actions taken and proposed to be taken by Eagle Financial Services, Inc., a Virginia corporation (the “Company”), with respect to the offer and sale from time to time of shares of the Company's common stock, par value $5.00 per share (the “Common Stock”) pursuant to the Company's 2014 Stock Incentive Plan (the “Plan”). As counsel to the Company, we have reviewed the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to effect the registration of 500,000 shares of Common Stock (the “Shares”) under the Plan.

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

                       /s/ WILLIAMS MULLEN

222 Central Park Avenue, Suite 1700  Virginia Beach, VA  23462  T 757.499.8800  F 757.473.0395  williamsmullen.com

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